Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS

•	Sales Decreased 2 Percent, Organic Sales Comparable to the Prior Year

•	Adjusted EPS of $0.95 Increased 22 Percent

•	Campbell Raises Outlook for Adjusted EBIT and EPS; Sales Guidance Lowered to Reflect Impact from Currency Translation

CAMDEN, N.J., Nov. 24, 2015-Campbell Soup Company (NYSE:CPB) today reported its first-quarter results for fiscal 2016.

	Three Months Ended
($ in millions, except per share)
	Nov 1, 2015	Nov 2, 2014	% Change
Net Sales
As Reported (GAAP)	$2,203	$2,255	(2)%
Organic			—%
Earnings Before Interest and Taxes
As Reported (GAAP)	$315	$389	(19)%
Adjusted	$479	$389	23%
Diluted Earnings Per Share
As Reported (GAAP)	$0.62	$0.78	(21)%
Adjusted	$0.95	$0.78	22%

Note: A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.

Change in Method of Accounting for Pension and Postretirement Benefits
In fiscal 2016, Campbell elected to change its method of accounting for its defined benefit pension and postretirement plans in order to provide greater transparency into financial results. This change has no impact on cash flow. Under the new method, actuarial gains and losses will be recognized immediately in the Consolidated Statements of Earnings following a measurement date rather than amortized over several years.

The change in accounting method has been retrospectively applied to prior periods. The periodic mark-to-market adjustment will be reflected as an item impacting comparability and excluded from adjusted results.

Items Impacting Comparability
At the end of the news release is a detailed reconciliation of the reported financial information to the adjusted information including the impact on earnings from the mark-to-market pension losses and cost savings initiatives described below.

In fiscal 2016, the company incurred mark-to-market losses associated with the interim remeasurement of certain U.S. pension plans. The remeasurement was required due to a high level of lump sum payments to certain vested plan participants arising primarily out of a limited-time offer to accept a single lump sum in lieu of future annuity payments. The impact on EPS was $0.26 per share. There was no impact on the company’s cash flow.

In fiscal 2016, the company incurred restructuring charges, implementation costs and other related costs associated with the new organizational structure and cost savings initiatives. The impact on EPS was $0.07 per share.

CEO Comments
Denise Morrison, Campbell’s President and Chief Executive Officer, said, “We’re encouraged by our first-quarter performance. While organic sales for the quarter were comparable to a solid prior year, we recognize that we have more work ahead to improve our growth trajectory. I am particularly pleased that we delivered a third consecutive quarter of adjusted gross margin expansion with improved execution in our supply chain. We drove strong adjusted EBIT and EPS performance across the company. Given an improved margin outlook for the year, we raised guidance for adjusted EBIT and EPS, while we lowered sales guidance to reflect increased currency headwinds.

“We began fiscal 2016 after successfully implementing a number of changes to align our enterprise structure with our strategy. Most significant among those changes were the formation of three new divisions with clear portfolio roles and the roll-out of a major cost savings initiative that included streamlining our organization, the launch of an Integrated Global Services organization and initiating zero-based budgeting. In addition, we have revised our reporting segments to reflect our new structure. We have made clear and meaningful progress and commence the new fiscal year better positioned to execute against our strategic imperatives.”

First-Quarter Results
Sales decreased 2 percent to $2.203 billion primarily due to the adverse impact of currency translation. Organic sales were comparable to the prior year as higher selling prices and a reduction in promotional spending were offset by volume declines.

Gross margin decreased from 35.3 percent to 34.3 percent. Excluding items impacting comparability in the current year, adjusted gross margin improved 2.6 percentage points. The increase in adjusted gross margin was driven by productivity improvements, higher selling prices, improved supply chain performance and lower promotional spending, partly offset by cost inflation.

Marketing and selling expenses decreased 7 percent to $226 million. Excluding items impacting comparability in the current year, adjusted marketing and selling expenses decreased 15 percent to $206 million primarily due to lower advertising, reflecting a shift in spending to later in the fiscal year, as well as benefits from cost savings initiatives and the impact of currency translation. Administrative expenses increased 19 percent to $156 million. Excluding items impacting comparability in the current year, adjusted administrative expenses decreased 8 percent to $120 million primarily due to benefits from cost savings initiatives and the impact of currency translation.

EBIT decreased 19 percent to $315 million. The first-quarter results were negatively impacted by the mark-to-market losses and charges incurred related to cost savings initiatives. Excluding items impacting comparability in the current year, adjusted EBIT increased 23 percent to $479 million reflecting a higher adjusted gross margin percentage, lower adjusted marketing and selling expenses and lower adjusted administrative expenses, partly offset by the adverse impact of currency translation.

Net interest expense increased $3 million to $28 million reflecting higher average interest rates on the debt portfolio. The tax rate increased 0.5 percentage points to 32.4 percent. Excluding items impacting comparability in the current year, the adjusted tax rate increased 2.2 percentage points to 34.1 percent primarily due to the geographic mix of earnings and higher U.S. state taxes in 2016.

Cash flow from operations was $218 million compared to $188 million a year ago, primarily due to higher cash earnings, partially offset by higher working capital requirements.

Revised Fiscal 2016 Guidance
Reflecting an improved outlook for margin performance and the increased negative impact of currency translation, Campbell has revised its fiscal 2016 guidance. This revised guidance is now based off recasted 2015 results for adjusted EBIT and adjusted EPS due to the previously discussed change in accounting for pension and postretirement benefits.

Sales are now expected to change by -1 to 0 percent (previously 0 to +1 percent), adjusted EBIT to grow by 4 to 7 percent (previously 3 to 5 percent) and adjusted EPS to grow by 4 to 7 percent (previously 3 to 5 percent), or $2.75 to $2.83 per share.

This guidance includes the impact of currency translation, which is now estimated to have a 3 percentage point negative impact (previously negative 2 percentage points), as well as the impact of the Garden Fresh Gourmet acquisition.

	Fiscal 2015 Results**	Estimated Currency Translation Impact	Garden Fresh Gourmet Acquisition	Revised 2016 Guidance
($ in millions, except per share)

Net Sales	$8,082	-3 pts	+1 pt	-1 to 0%

Adjusted EBIT*	$1,316	-3 pts	+1 pt	+4 to +7%

Adjusted EPS*	$2.65	-3 pts	—	+4 to +7%
		-$0.09		$2.75 to $2.83

* Adjusted - see non-GAAP reconciliation.
** 2015 Results for Adjusted EBIT and Adjusted EPS reflect impact of recently adopted changes in accounting for pension and postretirement benefits.

New Reportable Segments
Beginning in fiscal 2016, Campbell is reporting operating results in the following segments: Americas Simple Meals and Beverages, Global Biscuits and Snacks and Campbell Fresh. A detailed description of the segments is included at the end of the news release.

In fiscal 2016, Campbell also modified its method of allocating pension and postretirement benefit costs to its reportable segments. Through fiscal 2015, the company included all components of benefit expense in measuring segment performance. In fiscal 2016, only the service cost associated with the plans is allocated to segments. All other components of expense, including interest cost, expected return on assets, and recognized actuarial gains and losses, are reflected in Unallocated corporate expenses and not included in segment operating results.

Prior period segment results have been adjusted retrospectively to reflect these revisions. Following the filing of its first quarter Form 10-Q, Campbell intends to provide recasted historical financial information reflecting the new reportable segments and the previously discussed changes in accounting for pension and postretirement benefits.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Nov. 1, 2015
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$1,302	$652	$249	$2,203

Volume and Mix	(3)%	—%	(3)%	(2)%
Price and Sales Allowances	2%	—%	—%	1%
Promotional Spending	—%	2%	—%	1%
Organic Net Sales	(1)%	2%	(3)%	—%
Currency	(2)%	(8)%	—%	(3)%
Acquisitions	—%	—%	11%	1%
% Change vs. Prior Year	(2)% *	(6)%	8%	(2)%

Segment Operating Earnings	$363	$114	$18
% Change vs. Prior Year	19%	16%	100%

* Numbers do not add due to rounding
Note: A detailed reconciliation of the reported net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales decreased 2 percent to $1.302 billion. Excluding the negative impact of currency translation, segment sales decreased 1 percent. U.S. soup sales decreased 3 percent driven by declines in ready-to-serve soups and broth, partly offset by gains in condensed soup. Sales of U.S. beverages decreased primarily due to declines in V8 V-Fusion beverages, partly offset by gains in V8 Splash beverages. Sales of other U.S. simple meals increased driven by gains in Prego pasta sauces, Campbell’s dinner sauces and the new Prego and Pace ready meals. Excluding the negative impact of currency translation, sales in Canada increased driven by gains in soup.

Segment operating earnings increased 19 percent to $363 million. The increase was primarily driven by a higher gross margin percentage, benefiting from increased price realization and improved supply chain performance compared to the prior-year quarter, as well as lower marketing and selling expenses.

Global Biscuits and Snacks
Sales decreased 6 percent to $652 million. Excluding the negative impact of currency translation, segment sales increased 2 percent. Sales of Pepperidge Farm products increased as gains in Goldfish crackers, fresh bakery and frozen products were partly offset by declines in cookies. In Asia Pacific, excluding the negative impact of currency translation, Arnott’s sales gains in Australia from savory and sweet varieties were offset by declines in Indonesia.

Segment operating earnings increased 16 percent to $114 million. The increase was primarily driven by a higher gross margin percentage, volume gains and lower selling expenses, partly offset by the negative impact of currency translation.

Campbell Fresh
Sales increased 8 percent to $249 million. Excluding the impact from the acquisition of Garden Fresh Gourmet, segment sales decreased 3 percent reflecting declines in carrot ingredients, fresh carrots and refrigerated soup, partly offset by gains in Bolthouse Farms premium refrigerated beverages and salad dressings.

Segment operating earnings increased from $9 million to $18 million reflecting a higher gross margin percentage and the impact of the acquisition.

Cost Savings Initiatives
In the first quarter, the company incurred charges associated with its initiatives to implement a new enterprise design that better aligns with its strategy, to reduce costs and to streamline its organizational structure. The company recorded pre-tax restructuring charges of $21 million related to these initiatives. The company also incurred pre-tax charges of $15 million recorded in Administrative expenses related to the implementation of the new organizational structure and cost savings initiatives. The aggregate after-tax impact of the restructuring charges, implementation costs and other related costs was $23 million, or $0.07 per share.

Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $159 million compared to $23 million in the prior year. The current quarter included $128 million of pre-tax charges related to the pension and postretirement benefit mark-to-market adjustment. The current quarter also included $15 million of pre-tax charges related to the implementation of the new organizational structure and cost savings initiatives. The remaining change was primarily due to lower losses on open commodity hedges in the current year.

Conference Call
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Standard Time. To join, dial +1 (703) 639-1316. The conference ID is 1665411. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, is available at investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Dec. 8, 2015, at +1 (703) 925-2533. The access code for the replay is 1665411.

Reportable Segments
Campbell Soup Company earnings results are reported for the following segments:

Americas Simple Meals and Beverages includes the retail and food service channel businesses in the U.S., Canada and Latin America. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and Campbell’s tomato juice.

Global Biscuits and Snacks includes Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally. The segment also includes the simple meals and shelf-stable beverages business in Australia and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and the U.S. refrigerated soup business.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” The company makes a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories, and to what’s important today. Led by its iconic Campbell’s brand, the company’s portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2016, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the company’s ability to manage organizational change effectively; (2) the company’s ability to realize projected cost savings and benefits from its efficiency programs; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (4) the impact of changes in consumer demand for the company’s products; (5) the risks associated with trade and consumer acceptance of the company’s initiatives, including its trade and promotional programs; (6) the practices, including changes to inventory practices, and increased significance of certain of the company’s key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 1, 2015	November 2, 2014
Net sales	$2,203	$2,255
Costs and expenses
Cost of products sold	1,448	1,460
Marketing and selling expenses	226	243
Administrative expenses	156	131
Research and development expenses	32	28
Other expenses	5	4
Restructuring charges	21	—
Total costs and expenses	1,888	1,866
Earnings before interest and taxes	315	389
Interest, net	28	25
Earnings before taxes	287	364
Taxes on earnings	93	116
Net earnings	194	248
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$194	$248
Per share - basic
Net earnings attributable to Campbell Soup Company	$.63	$.79
Dividends	$.312	$.312
Weighted average shares outstanding - basic	310	314
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.62	$.78
Weighted average shares outstanding - assuming dilution	312	316

In 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. In the first quarter of 2016, the company incurred non-cash pre-tax charges of $128 in Costs and expenses ($80 after tax, or $.26 per share) due to mark-to-market adjustments.

In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the first quarter of fiscal 2016, the company recorded pre-tax restructuring charges of $21 related to these initiatives. The company also incurred pre-tax charges of $15 recorded in Administrative expenses related to these initiatives. The aggregate after-tax impact of restructuring charges, implementation costs and other related costs was $23, or $.07 per share.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 1, 2015	November 2, 2014	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$1,302	$1,333	(2)%
Global Biscuits and Snacks	652	691	(6)%
Campbell Fresh	249	231	8%
Total sales	$2,203	$2,255	(2)%
Earnings
Contributions:
Americas Simple Meals and Beverages	$363	$305	19%
Global Biscuits and Snacks	114	98	16%
Campbell Fresh	18	9	100%
Total operating earnings	495	412	20%
Unallocated corporate expenses	159	23
Restructuring charges	21	—
Earnings before interest and taxes	315	389	(19)%
Interest, net	28	25
Taxes on earnings	93	116
Net earnings	194	248	(22)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$194	$248	(22)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.62	$.78	(21)%

In 2016, the company modified its segment reporting as a result of changes in the management of the business. In addition, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. In 2016, the company also modified its method of allocating pension and postretirement benefit costs to reportable segments. Through 2015, the company included all components of benefit expense in measuring segment performance. In 2016, service cost is allocated to segments. All other components of expense, including interest cost, expected return on assets, and recognized actuarial gains and losses, are reflected in Unallocated corporate expenses and not included in segment operating results. The changes in segment reporting and accounting policies have been retrospectively applied to all periods presented.

In the first quarter of 2016, the company incurred non-cash pre-tax charges of $128 in Unallocated corporate expenses ($80 after tax, or $.26 per share) due to mark-to-market adjustments.

In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the first quarter of fiscal 2016, the company recorded pre-tax restructuring charges of $21 related to these initiatives. The company also incurred pre-tax charges of $15 recorded in Unallocated corporate expenses related to these initiatives. The aggregate after-tax impact of restructuring charges, implementation costs and other related costs was $23, or $.07 per share.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	November 1, 2015	November 2, 2014
Current assets	$2,337	$2,355
Plant assets, net	2,340	2,286
Intangible assets, net	3,531	3,539
Other assets	96	114
Total assets	$8,304	$8,294
Current liabilities	$2,904	$3,168
Long-term debt	2,551	2,244
Other liabilities	1,439	1,279
Total equity	1,410	1,603
Total liabilities and equity	$8,304	$8,294
Total debt	$4,096	$4,072
Cash and cash equivalents	$263	$239

In 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	THREE MONTHS ENDED
	November 1, 2015	November 2, 2014
Cash flows from operating activities:
Net earnings	$194	$248
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	21	—
Stock-based compensation	13	13
Pension and postretirement benefit expense/(income)	133	(6)
Depreciation and amortization	74	75
Deferred income taxes	(35)	9
Other, net	(1)	1
Changes in working capital
Accounts receivable	(184)	(175)
Inventories	(56)	(95)
Prepaid assets	(6)	(5)
Accounts payable and accrued liabilities	72	132
Pension fund contributions	(1)	(1)
Receipts from hedging activities	3	1
Other	(9)	(9)
Net cash provided by operating activities	218	188
Cash flows from investing activities:
Purchases of plant assets	(71)	(62)
Sales of plant assets	2	6
Other, net	1	(8)
Net cash used in investing activities	(68)	(64)
Cash flows from financing activities:
Net short-term borrowings	(11)	352
Repayments of notes payable	—	(300)
Dividends paid	(100)	(101)
Treasury stock purchases	(32)	(73)
Treasury stock issuances	1	6
Excess tax benefits on stock-based compensation	6	5
Net cash used in financing activities	(136)	(111)
Effect of exchange rate changes on cash	(4)	(6)
Net change in cash and cash equivalents	10	7
Cash and cash equivalents — beginning of period	253	232
Cash and cash equivalents — end of period	$263	$239

In 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented.

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended November 1, 2015
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
The company believes that organic net sales, which exclude the impact of currency and acquisitions, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	November 1, 2015				November 2, 2014	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$1,302	$22	$—	$1,324	$1,333	(2)%	(1)%
Global Biscuits and Snacks	652	54	—	706	691	(6)%	2%
Campbell Fresh	249	—	(26)	223	231	8%	(3)%
Total Net Sales	$2,203	$76	$(26)	$2,253	$2,255	(2)%	—%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain items that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. Historically, actuarial gains and losses associated with benefit obligations were recognized in Accumulated other comprehensive loss in the Consolidated Balance Sheets and were amortized into earnings over the remaining service life of participants to the extent that the amounts were in excess of a corridor. Under the new policy, gains and losses will be recognized immediately in the Consolidated Statements of Earnings as of the measurement date, which is typically the end of the fiscal year, or more frequently if an interim remeasurement is required. In addition, the company will no longer use a market-related value of plan assets, which is an average value, to determine the expected return on assets but rather will use the fair value of plan assets. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. These changes in accounting policy have been retrospectively applied to all periods presented. In the first quarter of 2016, the company incurred non-cash pre-tax charges of $128 million in Costs and expenses ($80 million after tax, or $.26 per share) due to mark-to-market adjustments. For the full year ended August 2, 2015, the company incurred non-cash pre-tax charges of $138 million in Costs and expenses ($87 million after tax, or $.28 per share) due to mark-to-market adjustments.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the first quarter of fiscal 2016, the company recorded pre-tax restructuring charges of $21 million related to these initiatives. The company also incurred pre-tax charges of $15 million recorded in Administrative expenses related to these initiatives. The aggregate after-tax impact of restructuring charges, implementation costs and other related costs was $23 million, or $.07 per share. In the full year fiscal 2015, the company recorded pre-tax restructuring charges of $102 million related to these initiatives. The company also incurred pre-tax charges of $22 million recorded in Administrative expenses related to these initiatives. The aggregate after-tax impact of restructuring charges and implementation costs was $78 million, or $.25 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
	November 1, 2015				November 2, 2014
(millions, except per share amounts)	As reported	Mark-to-market (1)	Other (2)	Adjusted	As reported	Percent Change
Gross margin	$755	$79	$—	$834	$795	5%
Gross margin percentage				37.9%	35.3%
Marketing and selling expenses	226	(20)	—	206	243
Administrative expenses	156	(21)	(15)	120	131
Research and development expenses	32	(8)	—	24	28
Other expenses	5	—	—	5	4
Restructuring charges	21	—	(21)	—	—
Earnings before interest and taxes	$315	$128	$36	$479	$389	23%
Interest, net	28	—	—	28	25
Earnings before taxes	$287	$128	$36	$451	$364
Taxes	93	48	13	154	116
Effective income tax rate				34.1%	31.9%
Net earnings attributable to Campbell Soup Company	$194	$80	$23	$297	$248	20%
Diluted net earnings per share attributable to Campbell Soup Company	$.62	$.26	$.07	$.95	$.78	22%

Year Ended
(millions, except per share amounts)	August 2, 2015
Gross margin, as reported	$2,782
Add: Pension and postretirement benefit mark-to-market adjustments (1)	80
Adjusted Gross margin	$2,862
Adjusted Gross margin percentage	35.4%
Earnings before interest and taxes, as reported	$1,054
Add: Total pension and postretirement benefit mark-to-market adjustments (1)	138
Add: Restructuring charges and implementation costs (2)	124
Adjusted Earnings before interest and taxes	$1,316
Interest, net, as reported	$105
Adjusted Earnings before taxes	$1,211
Taxes on earnings, as reported	$283
Add: Tax benefit from total pension and postretirement benefit mark-to-market adjustments (1)	51
Add: Tax benefit from restructuring charges and implementation costs (2)	46
Adjusted Taxes on earnings	$380
Adjusted effective income tax rate	31.4%
Earnings from continuing operations, as reported	$666
Deduct: Net loss from noncontrolling interests	—
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$666
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	87
Add: Net adjustment from restructuring charges and implementation costs (2)	78
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$831
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$2.13
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	.28
Add: Net adjustment from restructuring charges and implementation costs (2)	.25
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.65
*The sum of the individual per share amounts may not add due to rounding.